Contact: James Riley 602-631-7688

CSK Auto Corporation Reports Third Quarter 2005 Results

PHOENIX, AZ, December 5, 2005 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the third quarter of fiscal 2005.

Financial Results

Net sales for the thirteen weeks ended October 30, 2005 (the “third quarter of fiscal 2005”) increased 1.7% to $408.3 million from $401.5 million for the thirteen weeks ended October 31, 2004 (the “third quarter of fiscal 2004”). Same store sales for the third quarter of fiscal 2005 increased 0.4% over the third quarter of fiscal 2004, consisting of an increase of 7.5% in commercial same store sales and a decline of 1.0% in retail same store sales.

Net sales for the thirty-nine weeks ended October 30, 2005 increased 1.4% to $1,224.6 million from $1,207.6 million for the thirty-nine weeks ended October 31, 2004. Same store sales for the thirty-nine weeks of fiscal 2005 increased 0.1% compared to the thirty-nine weeks of fiscal 2004, consisting of an increase of 7.8% in commercial same store sales and a decline of 1.4% in retail same store sales.

Since October 31, 2004, we have added 26 net new stores (based on year-to-year end of third quarter store count), which contributed to the increase in our sales for the third quarter and the thirty-nine weeks of fiscal 2005. Sales of discretionary items such as wipers, jacks and ramps, and certain power tools declined, which we believe was due to high gasoline prices.

During the third quarter of fiscal 2005, gross profit increased $0.3 million to $188.2 million, or 46.1% of net sales, compared to $187.9 million, or 46.8% of net sales, for the third quarter of fiscal 2004. The decline in gross margin rate is primarily attributed to less vendor allowances, a result of lower purchase levels, and to a higher balance of commercial sales, which carry lower gross margin rates. Also during the third quarter of fiscal 2005, we recorded a $1.5 million customer product returns allowance, which negatively impacted our gross margins. Partially offsetting these amounts was lower shrink resulting from improved store procedures and enhanced inventory control systems.

During the thirty-nine weeks of fiscal 2005, gross profit decreased by $9.5 million to $561.2 million, or 45.8% of net sales, compared to $570.7 million, or 47.3% of net sales, for the thirty-nine weeks of fiscal 2004. The decline in gross margin rate is primarily attributed to less vendor allowances, a result of lower purchase levels, and to a higher balance of commercial sales, which carry lower gross margin rates. The customer product returns allowance, described above, negatively impacted our gross margins for the thirty-nine weeks of fiscal 2005.

Operating and administrative expenses for the third quarter of fiscal 2005 were $162.5 million, or 39.8% of net sales, compared to $158.9 million, or 39.6% of net sales, for the third quarter of fiscal 2004. Operating and administrative expenses for the thirty-nine weeks of fiscal 2005 were $481.4 million, or 39.3% of net sales, compared to $478.1 million, or 39.6% of net sales, for the thirty-nine weeks of fiscal 2004. The amount of our operating expenses increased primarily as a result of the addition of 26 net new stores since October 31, 2004.

Interest expense for the third quarter of fiscal 2005 decreased to $7.6 million from $8.2 million in the third quarter of fiscal 2004. Interest expense for the thirty-nine weeks of fiscal 2005 decreased to $24.5 million from $24.8 million in the thirty-nine weeks of fiscal 2004. Interest expense decreased primarily as a result of lower outstanding balances, partially offset by higher variable interest rates.

Net income for the third quarter of fiscal 2005 was $10.5 million, or $0.24 per diluted common share, compared to net income of $12.2 million, or $0.27 per diluted common share, for the third quarter of fiscal 2004. Net income for the thirty-nine weeks of fiscal 2005 was $31.6 million, or $0.70 per diluted common share, compared to net income of $40.3 million or $0.87 per diluted common share, for the thirty-nine weeks of fiscal 2004. During the third quarter of fiscal 2005, the above described customer product returns allowance (net of income tax) negatively impacted earnings per fully diluted share by $0.02. During the thirty-nine weeks of fiscal 2005, we incurred charges of $1.6 million relating to a loss on debt retirement resulting from our second quarter 2005 refinancing, approximately $0.7 million of severance costs and the customer product returns allowance. These charges (net of income tax) negatively impacted net income and fully diluted earnings per share for the thirty-nine weeks of fiscal 2005 by $2.3 million and $0.05, respectively.

“While we are not pleased with our sales performance for the third quarter, we continue to see strength in our commercial sales business” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “We believe that the higher gas prices have negatively impacted our retail sales, however, our expense control initiatives are proving to be effective and we continue to focus on improving our inventory mix. In addition, we are excited about our pending acquisition of Murray’s Discount Auto Stores, Inc. and the anticipated synergies, which we believe will increase value to our shareholders.”

Conference Call

In conjunction with this release, we will hold a quarterly conference call for the investing public commencing at 5:00 p.m. (ET) on Monday, December 5, 2005. Interested parties may hear a replay of the conference call from 8:00 p.m. (ET) Monday, December 5, 2005 through 9:00 p.m. (ET) Tuesday, December 6, 2005 by dialing (888) 266-2081 and using passcode 816016. (If retrieving digital replay outside of the U.S. please dial (703) 925-2510, passcode 816016.) Additionally, a simultaneous webcast of the conference call will be available at www.cskauto.com by clicking on “Investors” and then “Conference Call”. This webcast will be archived for five days.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of October 30, 2005, we operated 1,151 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, and Kragen Auto Parts. We also operated four value concept retail stores under the brand name Pay N Save.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, the overall condition of the national and regional economies, factors affecting import of products, factors impacting consumer spending and driving habits such as high gas prices, war and terrorism, natural disasters, consumer debt levels and inflation, demand for our products, conditions affecting new store development, weather and regional conditions, risks related to compliance with Section 404 of the Sarbanes-Oxley Act, and litigation and regulatory matters. Actual results may differ materially from anticipated results described in these forward-looking statements.

— Tables Follow —

CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2005	2004	2005	2004
Net sales	$408,318	$401,457	$1,224,567	$1,207,568
Cost of sales	220,079	213,551	663,379	636,899

Gross profit	188,239	187,906	561,188	570,669
Other costs and expenses:
Operating and administrative	162,521	158,879	481,351	478,089
Store closing costs	910	721	1,879	1,608

Operating profit	24,808	28,306	77,958	90,972
Interest expense, net	7,585	8,217	24,455	24,797
Loss on debt retirement	—	—	1,600	—

Income before income taxes	17,223	20,089	51,903	66,175
Income tax expense	6,706	7,862	20,283	25,869

Net income	$10,517	$12,227	$31,620	$40,306

Basic earnings per share:
Net income per share	$0.24	$0.27	$0.71	$0.88

Shares used in computing per share amounts	43,787	45,126	44,683	45,939

Diluted earnings per share:
Net income per share	$0.24	$0.27	$0.70	$0.87

Shares used in computing per share amounts	44,121	45,269	45,049	46,211

The following table provides certain financial information:

Selected Financial Data:
($ in thousands)
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	October 30, 2005	October 31, 2004	October 30,	October 31, 2004

			2005

Cash	$19,287	$54,673	$19,287	$54,673
Inventory (excluding supplies)	$563,039	$547,562	$563,039	$547,562
Accounts payable	$204,186	$183,557	$204,186	$183,557
Interest expense, net	$7,585	$8,217	$24,455	$24,797
Depreciation and amortization (net of deferred financing costs)	$8,530	$8,758	$25,422	$26,543
Rent expense	$28,802	$27,670	$85,636	$83,364
Cash provided by operating activities	$48,164	$20,872	$127,209	$74,421
Capital expenditures	$10,666	$4,242	$24,322	$18,770
Availability under revolving credit facility	$190,441	$115,038	$190,441	$115,038
Total debt (including capital leases)	$395,087	$511,265	$395,087	$511,265